EXHIBIT (4)

THIS NOTE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE THEREOF. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN CERTIFICATED FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO A NOMINEE OF DTC OR BY DTC OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY. UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF DTC TO MERRILL LYNCH & CO., INC. OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

No. R-	1,760,000 Units
CUSIP 59021W 81 1	(Each Unit representing $25

original public offering price per Note)

MERRILL LYNCH & CO., INC.

Accelerated Return Notes linked to Pfizer Inc. common stock

due November 23, 2004

(the “Notes”)

Merrill Lynch & Co., Inc., a Delaware corporation (hereinafter referred to as the “Company”, which term includes any successor corporation under the Indenture herein referred to), for value received, hereby promises to pay to CEDE & CO., or its registered assigns, a sum for each Unit equal to the Redemption Amount (as defined below), if any, on November 23, 2004 (the “Stated Maturity”).

Payment or delivery of the Redemption Amount and any interest on any overdue amount thereof with respect to this Note shall be made at the office or agency of the Company maintained for that purpose in the Borough of Manhattan, The City of New York, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

This Note is one of the series of Accelerated Return Notes linked to Pfizer Inc. common stock due November 23, 2004.

Payment at Maturity

The “Redemption Amount” with respect to each Unit of this Note will be determined by the Calculation Agent (as defined below) as described below:

(i) If the Ending Value (as defined below) is greater than the Starting Value (as defined below), the Redemption Amount per Unit will equal:

	(		(	Ending Value - Starting Value	)
$25 +		$75 x
Starting Value

provided, however, the Redemption Amount cannot exceed $29.31 per Unit.

(ii) If the Ending Value is equal to or less than the Starting Value, the Redemption Amount per Unit will equal:

	(	Ending Value	)
$25 x
Starting Value

The Starting Value equals $32.16. The Ending Value will be determined by Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “Calculation Agent”) and will equal the average (arithmetic mean) of the closing market price of Pfizer Inc. (the “Underlying Company”) common stock (the “Common Stock”) determined on each of the first five Calculation Days during the Calculation Period (each as defined below). If there are fewer than five Calculation Days in the Calculation Period, then the Ending Value will equal the average (arithmetic mean) of the closing market price of the Common Stock on those Calculation Days. If there is only one Calculation Day during the Calculation Period, then the Ending Value will equal the closing market price of the Common Stock on that Calculation Day. If no Calculation Days occur during the Calculation Period, then the Ending Value shall equal the closing market price of the Common Stock determined on the last scheduled Trading Day (as defined below) in the Calculation Period, regardless of the occurrence of a Market Disruption Event (as defined below) on that scheduled Trading Day.

“Closing market price” means:

If the Common Stock (or any other security for which a closing market price must be determined for purposes of the Notes) is listed on a national securities exchange in the United States, is a Nasdaq National Market System (“Nasdaq NMS”) security or is included in the OTC Bulletin Board Service (“OTC Bulletin Board”) operated by the National Association of Securities Dealers, Inc. (the “NASD”), then the closing market price for any date of determination on any Trading Day means for one share of the Common Stock (or any other security for which a closing market price must be determined for purposes of the Notes):

•	the last reported sale price, regular way, on that day on the principal United States securities exchange registered under the Exchange Act on which that security is listed or admitted to trading (without taking into account any extended or after-hours trading session), or

•	if not listed or admitted to trading on any such securities exchange or if the last reported sale price is not obtainable, the last reported sale price on the over-the-counter market as reported on the Nasdaq NMS or OTC Bulletin Board on that day (without taking into account any extended or after-hours trading session), or

•	if the last reported sale price is not available for any reason, including, without limitation, the occurrence of a Market Disruption Event, as described below, the mean of the last reported bid and offer price of the principal trading session on the over-the-counter market as reported on The Nasdaq Stock Market or OTC Bulletin Board on that day as determined by the Calculation Agent or from as many dealers in such security, but not exceeding three, as have made the bid prices available to the Calculation Agent after 3:00 p.m., local time in the principal market, on that date (without taking into account any extended or after-hours trading session).

If the Common Stock (or any other security for which a closing market price must be determined for purposes of the Notes) is not listed on a national securities exchange in the United States, is not a Nasdaq NMS security or included in the OTC Bulletin Board, then the closing market price for any date of determination on any Trading Day means for one share of the Common Stock (or any other security for which a closing market price must be determined for purposes of the Notes) the last reported sale price on that day on the securities exchange on which that security is listed or admitted to trading with the greatest volume of trading for the calendar month preceding such Trading Date as determined by the Calculation Agent; provided that if such last reported sale price is for a transaction which occurred more than four hours prior to the close of that exchange, then the closing market price shall mean the average (mean) of the last available bid and offer price on that exchange.

If the Common Stock (or any other security for which a closing market price must be determined for purposes of the Notes) is not listed or admitted to trading on any such securities exchange or if such last reported sale price or bid and offer are not obtainable, then the closing market price shall mean the average (mean) of the last available bid and offer prices in such market of the three dealers which have the highest volume of transactions in that security in the immediately preceding calendar month as determined by the Calculation Agent based on information that is reasonably available to it.

The “Calculation Period” means the period from and including the seventh scheduled Trading Day prior to the Stated Maturity to and including the second scheduled Trading Day prior to the Stated Maturity.

“Calculation Day” means any Trading Day during the Calculation Period on which a Market Disruption Event has not occurred.

“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in The City of New York are authorized or obligated by law to close.

“Trading Day” means a day on which the New York Stock Exchange (“NYSE”), the American Stock Exchange (“AMEX”) and the Nasdaq Stock Market are open for trading as determined by the Calculation Agent.

All determinations made by the Calculation Agent shall be at the sole discretion of the Calculation Agent and, absent a manifest error, shall be conclusive for all purposes and binding on the Company and the Holders and beneficial owners of the Notes.

Starting Value Adjustments; Market Disruption Events

The Starting Value used to determine the Redemption Amount is subject to adjustment by the Calculation Agent as described in this section.

No adjustments to the Starting Value will be required unless the Starting Value would require a change of at least 0.1% in the Starting Value then in effect. The Starting Value resulting from any of the adjustments specified below will be rounded to the second decimal place with five one-thousandths being rounded upward. The Calculation Agent will not be required to make any adjustments to the Starting Value after the Calculation Period.

No adjustments to the Starting Value will be required other than those specified herein. However, the Calculation Agent may, at its sole discretion, make additional adjustments to the Starting Value to reflect changes occurring in relation to the Common Stock or any other security received in a reorganization event in other circumstances where the Calculation Agent determines that it is appropriate to reflect those changes to ensure an equitable result. The required adjustments specified below do not cover all events that could affect the closing market price of the Common Stock, including, without limitation, a partial tender or exchange offer for the Common Stock.

The Calculation Agent will be solely responsible for the determination and calculation of any adjustments to the Starting Value and of any related determinations and calculations, including adjustments to the Ending Value where the Calculation Agent determines that it is appropriate to reflect those changes to ensure an equitable result, with respect to any distributions of stock, other securities or other property or assets, including cash, in connection with any corporate event described below; and its determinations and calculations will be conclusive absent manifest error.

The Company will, within ten Business Days following the occurrence of an event that requires an adjustment to the Starting Value, or, if later, within ten Business Days following the date on which the Company becomes aware of this occurrence, provide written notice to the Trustee, which will provide notice to the holders of the Notes of the occurrence of this event and a statement in reasonable detail setting forth the adjusted Starting Value.

Stock splits and reverse stock splits

If the Common Stock is subject to a stock split or reverse stock split, then once any split has become effective, the Starting Value relating to the Common Stock will be adjusted to equal the product of the prior Starting Value and the number of shares which a holder of one share of the Common Stock before the effective date of that stock split or reverse stock split would have owned or been entitled to receive immediately following the applicable effective date.

Stock dividends

If the Common Stock is subject to a (i) stock dividend, i.e., issuance of additional Common Stock, that is given ratably to all holders of the Common Stock or (ii) distribution of the Common Stock as a result of the triggering of any provision of the corporate charter of the Underlying Company, then, once the dividend has become effective and the Common Stock is trading ex-dividend, the Starting Value will be adjusted so that the new Starting Value shall equal the prior Starting Value plus the product of:

•	the number of the additional shares of the Common Stock issued with respect to one share of the Common Stock and

•	the prior Starting Value.

Extraordinary Dividends

There will be no adjustments to the Starting Value to reflect any cash dividends or cash distributions paid with respect to the Common Stock other than Extraordinary Dividends (as defined below) and distributions described under “Reorganization Events” below.

An “Extraordinary Dividend” means, with respect to a cash dividend or other distribution with respect to the Common Stock, a dividend or other distribution which exceeds the immediately preceding non-Extraordinary Dividend on the Common Stock (as adjusted for any subsequent corporate event requiring an adjustment hereunder, such as a stock split or reverse stock split) by an amount equal to at least 10% of the closing market price of the Common Stock on the Trading Day preceding the ex-dividend date with respect to the Extraordinary Dividend (the “ex-dividend date”). If an Extraordinary Dividend occurs with respect to the Common Stock, the Starting Value will be adjusted on the ex-dividend date with respect to the Extraordinary Dividend so that the new Starting Value will equal the product of:

•	the prior Starting Value and

•	a fraction, the numerator of which is the closing market price per share of the Common Stock on the Trading Day preceding the ex-dividend date, and the denominator of which is the amount by which the closing market price on the Trading Day preceding the ex-dividend date exceeds the Extraordinary Dividend Amount.

The “Extraordinary Dividend Amount” with respect to an Extraordinary Dividend for the Common Stock will equal:

•	in the case of cash dividends or other distributions that constitute quarterly dividends, the amount per share of that Extraordinary Dividend minus the amount per share of the immediately preceding non-Extraordinary Dividend for the Common Stock, or

•	in the case of cash dividends or other distributions that do not constitute quarterly dividends, the amount per share of that Extraordinary Dividend.

To the extent an Extraordinary Dividend is not paid in cash, the value of the non-cash component will be determined by the Calculation Agent, whose determination shall be conclusive. A distribution on the Common Stock described in clause (a), (d) or (e) of the section entitled “Reorganization Events” below that also constitutes an Extraordinary Dividend shall only cause an adjustment pursuant to clause (a), (d) or (e) under the section entitled “Reorganization Events”. A distribution on the Common Stock described in the section entitled “Issuance of transferable rights or warrants” that also constitutes an Extraordinary Dividend shall only cause an adjustment pursuant to such section.

“Market Disruption Event” means:

1)	a suspension of, absence of, including the absence of an official closing price, or material limitation on, trading of the Common Stock on the primary market for the Common Stock for more than two hours of trading or during the one-half hour period preceding the close of trading, as determined by the Calculation Agent in its sole discretion; or the suspension or material limitation on the primary market for trading in options contracts related to the Common Stock, if available, during the one half hour period preceding the close of trading in the applicable market, in each case as determined by the Calculation Agent in its sole discretion; and

2)	a determination by the Calculation Agent in its sole discretion that the event described in clause (1) above materially interfered with the ability of the Company, Merrill Lynch, Pierce, Fenner & Smith Incorporated or any of their affiliates to unwind all or a material portion of the hedge with respect to the Notes.

For purposes of determining whether a Market Disruption Event has occurred:

1)	a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange,

2)	a decision to permanently discontinue trading in the relevant options contracts related to the Common Stock will not constitute a Market Disruption Event,

3)	limitations pursuant to any rule or regulation enacted or promulgated by the NYSE or

The Nasdaq Stock Market or other regulatory organization with jurisdiction over the NYSE or The Nasdaq Stock Market on trading during significant market fluctuations will constitute a suspension or material limitation of trading in the Common Stock,

4)	a suspension of trading in an options contract on the Common Stock by the primary securities market trading in the options contracts related to the Common Stock, if available, by reason of:

•	a price change exceeding limits set by the securities exchange or market,

•	an imbalance of orders relating to options contracts on the Common Stock, or

•	a disparity in bid and ask quotes relating to options contracts on the Common Stock will constitute a suspension or material limitation of trading in options contracts related to the Common Stock, and

5)	a suspension of, absence of or material limitation on trading on the primary securities market on which options contracts related to the Common Stock are traded will not include any time when that securities market is itself closed for trading under ordinary circumstances.

If the Exchange Property (as defined below) includes securities other than the Common Stock, then the above definition shall be revised to include each such security in the same manner as the Common Stock is considered in determining whether a Market Disruption Event exists.

Issuance of transferable rights or warrants

If the Underlying Company issues transferable rights or warrants to all holders of the Common Stock to subscribe for or purchase the Common Stock, including new or existing rights to purchase the Common Stock pursuant to a shareholder’s rights plan or arrangement, then the Starting Value will be adjusted on the Business Day immediately following the issuance of such transferable rights or warrants so that the new Starting Value shall equal the prior Starting Value plus the product of:

•	the prior Starting Value, and

•	the number of shares of the Common Stock that can be purchased with the cash value of such warrants or rights distributed on one share of the Common Stock.

The number of shares that can be purchased will be based on the closing market price of the Common Stock on the date the new Starting Value is determined. The cash value of such warrants or rights, if the warrants or rights are traded on a national securities exchange, will equal the closing price of such warrant or right, or, if the warrants or rights are not traded on a national securities exchange, will be determined by the Calculation Agent and will equal the average (mean) of the bid prices obtained from three dealers at 3 p.m. on the date the new Starting Value is determined, provided that if only two such bid prices are available, then the cash value of such warrants or rights will equal the average (mean) of such bids and if only one such bid is available, then the cash value of such warrants or rights will equal such bid.

Reorganization Events

If prior to the maturity date of the Notes,

(a)	there occurs any reclassification or change of the Common Stock including, without limitation, as a result of the issuance of tracking stock by the Underlying Company,

(b)	the Underlying Company, or any surviving entity or subsequent surviving entity of the Underlying Company (a “Successor Entity”), has been subject to a merger, combination or consolidation and is not the surviving entity,

(c)	any statutory exchange of securities of the Underlying Company or any Successor Entity with another corporation occurs, other than pursuant to clause (b) above,

(d)	the Underlying Company is liquidated or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law,

(e)	the Underlying Company issues to all of its shareholders equity securities of an issuer other than the Underlying Company, other than in a transaction described in clauses (b), (c) or (d) above (a “Spin-off Event”), or

(f)	a tender or exchange offer or going-private transaction is consummated for all the outstanding shares of the Underlying Company (an event in clauses (a) through (f) a “Reorganization Event”), then the method of determining the amount payable on each Note will be adjusted as set forth below.

“Exchange Property” will consist of any Common Stock continued to be held by the holders of the Common Stock, and any securities, cash or any other assets distributed to the holders of the Common Stock with respect to one share in or as a result of the Reorganization Event. No interest will accrue on any Exchange Property.

If a Reorganization Event occurs, then the Redemption Amount shall be calculated by using the value of the Exchange Property in place of the Ending Value and such value shall be calculated as the sum of the value of the components of the Exchange Property as described below:

•	If the Exchange Property is securities (including without limitation, securities of the Underlying Company) traded on the NYSE, the AMEX or Nasdaq National Market (“Exchange Traded Securities”), the value of such Exchange Property will equal the closing market price of the securities composing the Exchange Property.

•	If the Exchange Property consists of cash, other property that is not Exchange Traded Securities or a combination thereof, the Calculation Agent shall value as if liquidated on the date received all such non-cash Exchange Property upon terms that it deems commercially reasonable, and the value of the Exchange Property shall equal the aggregate cash amount, including both the Exchange Property consisting of cash and the amount resulting from the valuation of the non-cash Exchange Property.

In the event Exchange Property consists of securities, those securities will, in turn, be subject to the antidilution adjustments contained herein.

In the case of a consummated tender or exchange offer or going-private transaction involving Exchange Property of a particular type, Exchange Property shall be deemed to include the amount of cash or other property paid by the offer or in the tender or exchange offer with respect to such Exchange Property (in an amount determined on the basis of the rate of exchange in such tender or exchange offer or going-private transaction). In the event of a tender or exchange offer or a going-private transaction with respect to Exchange Property in which an offeree may elect to receive cash or other property, Exchange Property shall be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

The Calculation Agent shall be solely responsible for determination and calculation of the Exchange Property if a Reorganization Event occurs and the cash amount due upon exchange, including the determination of the cash value of any Exchange Property, if necessary. The Calculation Agent’s determinations and calculations shall be conclusive absent manifest error.

Alternative Dilution and Reorganization Adjustments

The Calculation Agent may elect at its discretion to not make any of the adjustments to the Starting Value or to the method of determining the amount payable on each Note described above under “Starting Value Adjustments; Market Disruption Events” and “Reorganization Events”, but may instead make adjustments in its discretion to the Starting Value or the method of determining the amount payable on each Note that will reflect the adjustments to the extent practicable made by the Options Clearing Corporation on options contracts on the Common Stock or any successor common stock. The Company will provide notice of any such election to the Trustee (as defined below) not more than two Business Days following the date that the Options Clearing Corporation publishes notice of its adjustments relating to the Common Stock and will detail in such notice the actual adjustment made to the Starting Value or to the method of determining the amount payable on each Note.

General

This Note is one of a duly authorized issue of Securities of the Company, issued and to be issued under an Indenture, dated as of April 1, 1983, as amended and restated (herein referred to as the “Indenture”), between the Company and JPMorgan Chase Bank, as Trustee (herein referred to as the “Trustee”, which term includes any successor Trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights thereunder of the Company, the Trustee and the Holders of the Notes, and the terms upon which the Notes are, and are to be, authenticated and delivered.

The Company hereby covenants for the benefit of the Holders of the Notes, to the extent permitted by applicable law, not to claim voluntarily the benefits of any laws concerning usurious rates of interest against a Holder of the Notes.

The Notes are not subject to redemption by the Company prior to the Stated Maturity.

In case an Event of Default with respect to any Notes shall have occurred and be continuing, the amount payable to a Holder of a Note upon any acceleration permitted by the Notes, with respect to each $25 original public offering price of each Unit, will be equal to the Redemption Amount, calculated as though the date of early repayment were the Stated Maturity of the Notes.

In case of default in payment of the Notes (whether at the Stated Maturity or upon acceleration), from and after such date of default the Notes shall bear interest, payable upon demand of the Holders thereof, at the rate of 1.34% per annum (to the extent that payment of such interest shall be legally enforceable) on the unpaid amount due and payable on such date in accordance with the terms of the Notes to the date payment of such amount has been made or duly provided for.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of not less than 66 2/3% in aggregate original public offering price or principal amount, as the case may be, of the Securities at the time Outstanding, of each series affected thereby. Holders of specified percentages in aggregate original public offering price or principal amount, as the case may be, of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of each series, are permitted to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent or waiver is made upon this Note.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the Redemption Amount with respect to this Note and any interest on any overdue amount thereof at the time, place, and rate, and in the coin or currency herein prescribed.

As provided in the Indenture and subject to certain limitations set forth therein and on the first page hereof, the transfer of this Note may be registered on the Security Register of the Company, upon surrender of this Note for registration of transfer at the office or agency of the Company in the Borough of Manhattan, The City of New York, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company duly executed by, the Holder hereof or by his attorney duly authorized in writing, and thereupon one or more new Notes, of authorized denominations and for the same aggregate original public offering price, will be issued to the designated transferee or transferees.

The Notes are issuable only in registered form without coupons in denominations of a single Unit and integral multiples thereof. This Note shall remain in the form of a global security held by a Depository. Notwithstanding the foregoing, if (x) any Depository is at any time unwilling or unable to continue as Depository and a successor depository is not appointed by the Company within 60 days, (y) the Company executes and delivers to the Trustee a Company Order to the effect that this Note shall be exchangeable or (z) an Event of Default has occurred and is continuing with respect to the Notes, this Note shall be exchangeable for Notes in definitive form of like tenor and of an equal aggregate original public offering price, in denominations of a single Unit and integral multiples thereof. Such definitive Notes shall be registered in such name or names as the Depository shall instruct the Trustee. If definitive Notes are so delivered, the Company may make such changes to the form of this Note as are necessary or appropriate to allow for the issuance of such definitive Notes.

The Company and the Holder of a Note by acceptance hereof hereby agree (in absence of an administrative determination or judicial ruling to the contrary) to characterize and treat each Note for all tax purposes as a pre-paid cash-settled forward contract linked to the value of the Common Stock.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or governmental charge payable in connection therewith.

Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

All terms used in this Note which are defined in the Indenture but not in this Note shall have the meanings assigned to them in the Indenture.

Unless the certificate of authentication hereon has been executed by JPMorgan Chase Bank, the Trustee under the Indenture, or its successor thereunder, by the manual signature of one of its authorized officers, this Note shall not be entitled to any benefits under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

Dated: September 23, 2003

CERTIFICATE OF AUTHENTICATION		Merrill Lynch & Co., Inc.
This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.	[Copy of Seal]

JPMorgan Chase Bank, as Trustee		By:
Treasurer

By:		Attest:
Authorized Officer		Secretary